UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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SCHEDULE 14A INFORMATION

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ACACIA RESEARCH CORPORATION
(Name of Registrant as Specified in Its Charter)

SIDUS INVESTMENT PARTNERS, L.P.

SIDUS DOUBLE ALPHA FUND, L.P.

SIDUS DOUBLE ALPHA, LTD.

SIDUS ADVISORS, LLC

SIDUS INVESTMENT MANAGEMENT, LLC

MICHAEL J. BARONE

ALFRED V. TOBIA JR.

BLR PARTNERS LP

BLRPART, LP

BLRGP INC.

FONDREN MANAGEMENT, LP

FMLP INC.

BRADLEY L. RADOFF

CLIFFORD PRESS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Sidus Investment Management, LLC and BLR Partners LP, together with the other participants named herein (collectively, “Sidus”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Sidus’ slate of highly qualified director nominees to the Board of Directors of Acacia Research Corporation, a Delaware corporation (the “Company”), at the Company’s upcoming 2018 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On June 7, 2018, Sidus issued the following press release, which includes the full text of a letter that Sidus is mailing to the Company’s stockholders. The letter was also posted by Sidus to www.rescueacacia.com.

Sidus Investment Management and BLR Partners Call on Acacia Research Corporation Stockholders to Support Urgent Change

Believe Executive Chairman G. Louis Graziadio, III and Director Frank E. Walsh, III Must be Held Accountable for Acacia’s Abysmal Performance, Terrible Corporate Governance Practices and Lack of Board Independence

Address Misleading Information and Factual Inaccuracies Being Spread by Acacia

Question Why Acacia is Continuing to Gamble Stockholder Money on Risky Investments That Don’t Fall Within the Criteria of its Stated Investment Process

Outline Plans to Focus on Maximizing Acacia’s Patent Portfolio and Reduce Risk of the Veritone Investment

Remind Stockholders that Leading Proxy Advisory Firms ISS and Glass Lewis Both Recommend Voting the BLUE Proxy Card at Upcoming Annual Meeting

Urge Stockholders to vote on the BLUE Proxy Card to Elect Highly Qualified Nominees Clifford Press and Alfred V. Tobia Jr. to Ensure Stockholders’ Best Interests are Represented and Bring Accountability to the Boardroom

NEW YORK, June 7, 2018 – Sidus Investment Management, LLC and BLR Partners LP (together, "Sidus," "we" or "us"), collectively one of the largest stockholders of Acacia Research Corporation ("Acacia" or the "Company") (NASDAQ: ACTG), with aggregate ownership of approximately 4.6% of the Company's outstanding shares, today sent a letter to Acacia stockholders urging them to support much needed change at the Company by voting for the election of its nominees Clifford Press and Alfred V. Tobia Jr. to the Board of Directors (the “Board”) at the upcoming 2018 Annual Meeting of Stockholders (the “Annual Meeting”), scheduled to be held on June 14, 2018. All Sidus materials are available at www.RescueAcacia.com.

The full text of the letter follows:

June 7, 2018

Dear Fellow Acacia Stockholders:

We collectively beneficially own approximately 4.6% of the outstanding shares of Acacia, making us one of the Company’s largest stockholders. As you know from all the money Acacia is spending on its efforts to re-elect the incumbent architects of its failed status quo, the June 14th Annual Meeting is quickly approaching, and you face a critical decision regarding the future of your investment. Will you:

Vote for two highly qualified stockholder representatives with demonstrated track records of success in achieving positive change for stockholders, both of whose election was recommended by Institutional Shareholder Services (ISS), one of the leading independent proxy advisory firms, and who will seek to protect stockholders’ best interests?

OR

Stick with the troubling status quo, including a Board that has destroyed stockholder value, has become increasingly entrenched, hasn’t appointed a permanent CEO for almost two and a half years, gambles with stockholder money and creates outlandish compensation schemes that benefit insiders at your expense?

We have nominated two highly qualified candidates, Clifford Press and Alfred V. Tobia Jr., for election to Acacia’s Board. Below we have reiterated the facts you should consider when voting your shares and have addressed certain misleading information and inaccuracies dispensed by the Company regarding Sidus and its nominees. We urge stockholders to vote for BOTH Sidus nominees on the BLUE proxy card, as we truly believe the removal of Messrs. Graziadio and Walsh is necessary to protect your investment and maximize stockholder value. If you have already voted a White proxy card, you can easily change your vote. Voting the enclosed BLUE proxy card will revoke your prior vote.

Acacia has already provided its stockholders with ample evidence of how it will conduct itself if both Sidus nominees are not elected. Consider the following:

FACT: Acacia Has Destroyed Significant Stockholder Value – and Then Fabricated its Peer Group to Try and Mask the Value Destruction

•	The market has already spoken. As of March 31, 2018, Acacia was trading at a market capitalization of $177.3 million and an Enterprise Value of $(0.8) million.[1] At the time, it had $179.7 million of cash, a patent portfolio valued at $57 million and an investment in Veritone valued at $64 million. Clearly, investors do not value Acacia’s prospects under the current leadership team.
•	Acacia manufactured a new peer group by cherry-picking companies from a 2014 RPX report to justify its abysmal stock price performance. Through the end of the First Quarter 2018, the aggregate market cap of Acacia’s true peer group from the RPX report (excluding Acacia) is down by 12.3% since the Third Quarter of 2014. During this same period, Acacia stock has declined by a shocking 79.1%. Acacia should stop pretending that Executive Chairman Louis Graziadio has “successfully implemented an incredible turnaround.”[2]
•	Acacia’s competitors focused their patent portfolios on specific industries and built sustainable businesses, as opposed to the scattershot approach of Acacia.

FACT: Acacia Lacks a Functioning Organizational Structure – Urgent Change is Needed Now

•	Stockholders of public companies are entitled to expect a basic governance framework:
✓	An independent and prudent Board of Directors
✓	Overseeing a well-qualified CEO
✓	With an Independent Chairman or Lead Director
✓	Executing a clearly articulated business strategy.
•	After nearly two and a half years since the prior CEO’s resignation, and with the addition of four unelected and unilaterally appointed directors, it is clear that Acacia’s current Board cannot be trusted with choosing the new CEO.

FACT: The Veritone Investment Illustrates the Lack of Risk Controls at Acacia.

•	Regardless of whether the investment in Veritone works out, the Board failed at its most basic risk management duty to stockholders and misallocated one-third of Acacia’s capital to a high-risk, controlled investment in an illiquid start-up.
•	Acacia’s President, Rob Stewart, admitted to Sidus that Veritone was a mistake and that Acacia had “learned its lesson.”
•	Sidus has expressed its frustration to Acacia regarding the size and risk profile of the illiquid Veritone investment. While we think the investment was and remains an overconcentration of capital and smacks of conflict at the Board level, our goal is to rationalize the risk of this position.

1 Bloomberg.

2 Acacia letter, June 4, 2018.

FACT: The Bitzumi Investment Made Veritone Look Like a Treasury Bond – Acacia Invested at a $300 Million Valuation for a Bitcoin Startup With Only Two Full Time Employees

•	In its recent presentation to stockholders, Acacia for the first time ever disclosed the “strict criteria” it applies to its investment process, the Company claims that an “Outstanding management team with a strong track record…”[3] is one of the most important principles. Apparently this “investment process” was not applied to Bitzumi.
•	Acacia has made high-risk investments in cryptocurrency, food service automation and artificial intelligence. Despite claims of drawing upon accumulated IP knowledge – the Company holds no patents in these fields.

FACT: The Acacia Board has Appointed More Than Half its Members Into its Classified Board Structure Without a Stockholder Vote

•	Three weeks after our nomination of Messrs. Press and Tobia, Acacia expanded the size of its Board and unilaterally appointed two directors into classes not up for election until 2019 and 2020, respectively.
•	Since April 2016, two other directors have been appointed into classes not subject to a stockholder vote for multiple years (Frank Walsh appointed in 2016, up for election at upcoming Annual Meeting; James Sanders appointed in 2017, up for election in 2019).
•	All of the unelected directors have ties to Graziadio, whether as trustee of his family trust, general counsel at one of his pink sheet companies, board members with him at another delisted company, as members of the same country club or by some other means.
•	The Nominating and Governance Committee has met only once a year for ten straight years, yet in just over two years, Acacia has appointed four new directors.
•	Incredibly, Acacia claims it won’t declassify its Board because a defendant in a patent litigation case could quickly take control of Acacia if it had an annually-elected Board. Does the Acacia Board not understand fundamental stockholder rights, such as voting on the election of directors?
•	Acacia’s 4.9% poison pill makes its classified Board excuse further grounds to vote for both Sidus nominees at the upcoming Annual Meeting.

FACT: Acacia (under guidance of Walsh and Graziadio) Created the Highly Irregular “Profits Interest Plan” – Taking 40% of the Veritone Warrant Away From Stockholders

•	On the basis of accepted option valuation methods, Acacia’s accountants showed this warrant had a total value of $13,959,000 by the end of 2017. However, Acacia management tells you that the value of 40% of the warrant allocated to insiders is only $722,000.
•	If only $722,000 has been given to management, stockholders should be wondering what happened to the $5,583,000 in warrant value that has been taken from them.

DO NOT BE MISLED BY THE MISREPRESENTATIONS AND DISTORTIONS ACACIA HAS MADE THROUGHOUT THIS ELECTION CONTEST

3 Acacia Investor Presentation, May 24, 2018.

FACT: Acacia Has Engaged in a Campaign of Personal Attacks Against Our Highly Qualified and Accomplished Nominees in a Desperate Attempt to Mislead Stockholders

•	Acacia’s blatant misrepresentations and outright lies lack any foundation in fact.
•	Acacia has alleged that Alfred V. Tobia Jr. has a “misguided, short-sighted strategy that would be tremendously value destructive.” We remind Acacia that Mr. Tobia has an audited track record at Sidus Investment Management demonstrating outperformance of the NASDAQ Composite Index by 6.1% annualized over the past 18 years. Compared to what the incumbent Board has produced at Acacia, we believe there is little doubt what stockholders would prefer.
•	Clifford Press has served on five public company boards over the course of his distinguished career and has a demonstrated record of serving stockholder interests.
•	Unlike the “unnamed sources” of Acacia, we have provided actual quotes from real people to demonstrate our nominees’ effectiveness on public boards.
•	To illustrate the absurdity of its allegations, the Company claims to oppose the Sidus nominees on the grounds of purported lack of IP expertise. Why then did Acacia unilaterally appoint four directors with not a trace of IP expertise among them?
•	Contrary to Acacia’s baseless and misleading assertions, the record shows that both Mr. Press and Mr. Tobia are principled, respected, trusted and highly capable directors eminently suited to the task at Acacia – perhaps that is why the incumbent directors have spared no expense and gone to such extreme lengths to try and discredit them.
•	We ask a simple question – rather than attempting to impugn the distinguished and extensive records of our nominees, can Messrs. Walsh and Graziadio point to any evidence of past accomplishments to counter the dismal record of self-dealing and fiduciary failings that has plagued Acacia?

FACT: Sidus Was Offered a “Last-Ditch” Settlement Offer During This Contest That Would Only Perpetuate the Continuing Problems at Acacia

•	We repeatedly expressed concerns about the lack of a CEO, a strategic plan, risk management, expense controls and proper corporate governance. Additionally, we tried to communicate the dangers of the profits interest plan (AIP) as encouraging outsized risk taking and being out of line with stockholders’ interests, but our concerns fell on deaf ears. In response, we nominated director candidates at the end of the advance notice period to preserve our rights as stockholders.
•	We will only accept a settlement that addresses the deficiencies and inadequacies at Acacia in a manner that serves ALL stockholders.

THE SIDUS NOMINEES’ ONLY PRIORITY IS PROTECTING STOCKHOLDER INTERESTS

FACT: Sidus Has a Sensible Value Creation Platform

A) End the anti-stockholder governance policies and actions. Specifically:

1.	Recruit a CEO and create functional Board structure
2.	Declassify the Board
3.	Restructure the Nominating and Governance Committee
4.	Seek to reconstitute the Board with qualified and independent directors
5.	Improve the newly formed Strategic Review Committee, including: establishing appropriate investment guidelines, a commitment to process, risk controls, and investment monitoring procedures and disclose this to Acacia stockholders
6.	Review all external consultants and Board advisors (disclosed and undisclosed)
7.	Improve communication with stockholders – resume taking questions on quarterly calls

B) Restructure compensation for the benefit of Acacia stockholders.

1.	Restructure the Compensation Committee
2.	Reverse and end AIP – return the Veritone warrant to Acacia
3.	Recoup Veritone Board fees and options for benefit of Acacia
4.	Seek to cancel past performance options granted to directors
5.	Terminate Second Southern relationship, saving stockholders hundreds of thousands a year in unnecessary expenses

Based on Acacia’s track record, Sidus believes there is overwhelming evidence this Board is incapable of acting in stockholders’ best interests unless both of our nominees are elected to the Board and Louis Graziadio’s influence is permanently removed. Do Acacia stockholders believe that anything from our platform will voluntarily be implemented by the Company without the presence of our nominees? Only through continued stockholder pressure and the election of our two nominees, Clifford Press and Alfred V. Tobia Jr., will Acacia’s stockholders’ investments be protected.

Who better than our nominees – two fiduciaries, one with an audited long-term track record of creating value in technology investments and the other with significant public board experience – to represent stockholders in the boardroom of a Company that has favored insiders’ interests over those of stockholders?

Despite Acacia’s attempts to portray us as short-term investors interested in financial engineering, the precise opposite is true. We are long-term holders with only one goal, like you, maximizing the value of our investment.

We stand for:

1)	Maximizing Acacia’s Patent Portfolio
•	Our nominees have done diligence on Acacia’s patent portfolio and believe there is potential value in certain patents.
•	Despite claims to the contrary, neither Mr. Graziadio nor Mr. Walsh, nor the three other recent appointees, have any educational background or operational experience in the field of patent law. Serving on the Board of a failing patent company does little to bolster stockholder confidence in their ability to steward this Company going forward.

2)	Optimizing the Risk of the Veritone Investment
•	We believe Veritone’s recent shelf registration provides an opportunity to de-risk the Veritone investment.
3)	Improving Corporate Governance
•	Corporate governance improvements are long overdue at Acacia.

We believe Acacia’s dysfunctional Board structure, unaccountable governance regime, misaligned compensation scheme and lack of basic risk management skills is the only evidence Acacia stockholders need to understand why it is critical to elect BOTH Sidus nominees at this year’s June 14th Annual Meeting. Please vote for change on the enclosed BLUE proxy card TODAY for Sidus nominees Clifford Press and Alfred V. Tobia Jr.

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Don’t miss your chance at the upcoming Annual Meeting scheduled for June 14, 2018 to remove Messrs. Graziadio and Walsh from the Board and elect responsible representatives dedicated to ensuring stockholders’ best interests are paramount in the boardroom.

Don’t let your investment be lost – vote now for change.

Sidus urges all stockholders to vote the BLUE proxy card today! Only your latest dated proxy card counts.

Sincerely,

Sidus Investment Management, LLC and BLR Partners LP

Contacts

Investors:

John Ferguson

Saratoga Proxy Consulting LLC, (212) 257-1311

Clifford Press / Alfred V. Tobia Jr.

(212) 277-5635 / (212) 751-6644

Media:

Sloane & Company

Joe Germani / Kristen Duarte, 212-486-9500

jgermani@sloanepr.com / kduarte@sloanepr.com